Exhibit 99.1
[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
July 11, 2007
NYSE Symbol: CPK

CHESAPEAKE UTILITIES FILES FOR NEW NATURAL GAS SERVICES
AND BASE RATE INCREASE IN DELAWARE

Unveils future plans to provide all consumers with more natural gas supply choices

Dover, Delaware - Chesapeake Utilities Corporation (NYSE: CPK) announced today that the Company submitted a filing with the Delaware Public Service Commission (PSC) on July 6, 2007, seeking approval of the following:

•	Participation by the Company’s Delaware commercial and industrial customers in transportation buying pools served by third party natural gas marketers;
•	A base rate adjustment that represents approximately a 3.25 percent increase on average for the Company’s firm customers in Delaware;
•	An alternative rate design for residential customers in a defined expansion area in eastern Sussex County, Delaware; and
•	A revenue normalization mechanism that reduces the impact of changes in gas consumption on both customers and the Company.

The Company’s filing, if approved, would enable its Delaware commercial and industrial customers to participate in transportation buying pools served by third party natural gas marketers. “Over the past year, our larger commercial and industrial customers have expressed an interest in purchasing their natural gas supply through third party suppliers in the marketplace. Our filing provides more choices and flexibility for our customers by enabling them to purchase their natural gas supply through buying pools directly from marketers,” according to Jeffrey R. Tietbohl, Director of Natural Gas Distribution for Chesapeake’s Delaware and Maryland operating divisions. “We are hopeful over the next few years, subject to the appropriate regulatory approvals, that we will be able to offer similar services to our Delaware residential customers as well,” added Mr. Tietbohl.

As part of this regulatory filing, the Delaware division filed a base rate increase request with the Delaware PSC, its first filing of this type in the State of Delaware in 6 years. The proposed base rate adjustment represents an average increase of approximately 3.25 percent for the Company’s firm customers in Delaware, or less than a one percent increase annually for the last six years and less than the rate of inflation over that same period. The proposed increase is expected to generate an additional $1,896,000 of revenue on an annualized basis, which would cover increases in operating costs and investment in gas distribution infrastructure necessary to continue providing the current level of service to the Company’s customers in Delaware.

In addition, within its application, the Company is proposing an alternative rate design for residential customers in a defined expansion area of eastern Sussex County, Delaware. “Chesapeake’s expansion into eastern Sussex County supports Delaware’s Energy Policy, which endorses the availability of natural gas in areas that do not have access to natural gas today. Our goal is to provide a valued and efficient fuel choice to as many of the state’s residents in our service territory as is economically viable,” Mr. Tietbohl noted. Under the Company’s proposal, a residential customer within this defined expansion area would pay approximately $1.00 more per week for natural gas service than the average residential customer in the Company’s other service areas throughout the state. Although $1.00 more expensive on a weekly basis, natural gas would still be approximately ten (10) percent cheaper than other current energy alternatives.

The final component of the filing before the Delaware PSC includes several new proposed energy conservation and efficiency measures, including sponsorship of the U.S. government’s ENERGY STAR program and initiation of the following programs: a Residential Appliance Replacement Program, a Residential New Construction Program, and a Consumer Education Program. These programs would be targeted at assisting customers in reducing the gas commodity portion of their bills, which generally comprises about 65-75 percent of a total natural gas bill.

In conjunction with these program offerings, the Company is proposing a base revenue normalization mechanism similar to a plan approved by the Maryland PSC in 2006 for the Company’s Maryland division. The base revenue portion of a customer’s total natural gas bill is approximately 25-35 percent. Under this mechanism, the Delaware division would recover from customers a fixed annual amount of base delivery revenue based on a normalized level of gas usage. If the mechanism is approved, during years when customers use more natural gas than normal (i.e., when temperatures are generally colder), customers would pay less base revenue than they otherwise would have paid. Alternatively, during years when customers use less natural gas than normal (i.e., when temperatures are generally warmer), customers would pay more base revenue than they otherwise would have paid. The mechanism reduces the impact of changes in gas consumption for both customers and the Company.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, propane gas distribution and wholesale marketing; advanced information services; and other related services. Information about Chesapeake's businesses is available on the World Wide Web at www.chpk.com.

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FOR MORE INFORMATION:
Jeffrey R. Tietbohl, Director of Natural Gas Distribution
302.734.6797